SERVICES AGREEMENT

THIS SERVICES AGREEMENT made this 23 day of January, 2007.

B E T W E E N:

Sam's West, Inc., an Arkansas corporation and having an address at 608 SW 8th Street, Bentonville, Arkansas 72716-0745,

(hereinafter called "**SAM'S**")

OF THE FIRST PART;

- and -

PHOTOCHANNEL NETWORKS INC., a corporation incorporated under the laws of the Province of British Columbia, Canada and having an address at Suite 590, 425 Carrall Street, Vancouver, British Columbia, Canada V6B 6E3,

(hereinafter called "**PhotoChannel**")

OF THE SECOND PART;

WHEREAS PhotoChannel is the developer and owner of a proprietary Internet based digital imaging network solution for the storage, distribution and delivery of digital images for printing (the "**System**");

AND WHEREAS PhotoChannel is entitled to license the System and to provide branded versions of the System which, in addition to providing customisations and a distinctive graphical user interface, may also incorporate modifications and/or enhancements of the System;

AND WHEREAS PhotoChannel provides installation, hosting and management services for Systems and branded versions thereof;

AND WHEREAS SAM'S requires the development, installation, hosting and management of a branded version of the System for its Online Print Business (as such term is hereinafter defined) and PhotoChannel wishes to develop, install, host and manage this system (the "**SAM'S Site" or "Site**");

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
INTERPRETATION

1.1 **Definitions.** In this Agreement and in any amendments hereto (unless otherwise amended therein) and in all Schedules hereto, the following terms shall have the following meanings:

(a) "**Access Restrictions**" means those sections and/or features of the Branded System which may only be accessed and/or utilised by Members, Guests, Printers, Producers and/or SAM'S;

(b) "**Affiliate**" means, in relation to a party, subject to the limitations set forth below, any Person which, directly or indirectly, controls, is controlled by or is under common control with such party;

(c) "**Agreement**" means this services agreement and all instruments supplemental hereto or in amendment or confirmation hereof;

(d) "**Applicable Law**" means any laws of the United States (whether federal, state, municipal or local) statute, law, ordinance, rule administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement, all as in effect as of the date hereof or which come into effect thereafter, of any governmental authority, agency, official, board, tribunal, ministry, commission or department;

(e) "**Average Monthly Volume**" has the meaning set forth in Section 7.8 (a);

(f) "**Branded Environment**" means the structure, organisation, presentation, layout, look and feel and aesthetical elements of the Site, including without limitation all menus, toolbars, screen layout, popup pages, forms, frames, buttons, checkboxes, and other forms or methods of presentation and organisation contained on the Site;

(g) "**Branded System**" means the Site used in conjunction with the System, including without limitation, use of any features or functionality offered by the System via the Site;

(h) "**Business Day**" means any day of the week except a Saturday, Sunday or a US postal holiday.

(i) "**Code**" means any computer programming/formatting code (including without any limitation to the foregoing, C#, HTML, ASP.net, Flash, XML, CSS and javascript), any files necessary to make image maps function and any server code necessary to make forms, frames, buttons, check-boxes and the like function;

(j) "**Computer Facilities**" means the computer hardware including related system software and peripheral devices and any addition to, and replacements and upgrades thereto, operated by or on behalf of PhotoChannel, located at 73 Laird Drive, East York, Ontario, Canada M4G 3T4 or such other location as the parties may mutually agree;

(k) "**Confidential Information**" has the meaning set forth in Sections 8.5;

(l) **"Customisation Fee"** has the meaning set forth in Section 7.2;

(m) **"SAM'S Photocenter"** means any web site owned or operated by SAM'S or an Affiliate of SAM'S, including without limitation the web site having "www.samsclub.com" as its domain name.

(n) **"SAM'S Marks"** means those trade-marks owned by or licensed to SAM'S which SAM'S in its sole discretion decides to incorporate to the Site;

(o) **"SAM'S Materials"** means those materials provided by SAM'S to PhotoChannel or created by PhotoChannel (or its subcontractors) for the purposes of creating the Site and/or the Branded Environment, including without limitation, all pictures, images, drawings, text, formatted text (including without limitation HTTP pages) audio-visual materials, sounds, music, animation, symbols, representations, logos and other materials. For greater certainty, the SAM'S Materials include the SAM'S Marks;

(p) **"SAM'S Printer"** means those photo development laboratories operated by SAM'S which SAM'S may specify from time to time in its sole discretion;

(q) **"SAM'S Site" or "Site"** means the web site which incorporates the SAM'S Materials, the Branded Environment, and such other materials and/or items as may be set forth herein or provided hereunder, including without limitation any modifications, updates or enhancements thereto, including the meaning set forth in the fourth recital hereof;

(r) **"SAM'S Standards"** means SAM'S general standards and standard procedures which apply to its employees, vendors and/or suppliers, as same are set forth in Schedule 1.1(r) and as same may from time to time be modified by SAM'S in its sole discretion;

(s) **"Derivative Work"** means work that is based upon one or more pre-existing works, such as a revision, modification, translation, abridgement, condensation, expansion or any other form in which such pre-existing works may be recast, transformed or adapted, and that, if prepared without authorization of the owner of the copyright in such pre-existing work, would constitute a copyright infringement. For the purposes hereof, a Derivative Work shall also include any compilation that incorporates such a pre-existing work;

(t) **"Development Fee"** has the meaning set forth in Section 7.3;

(u) **"Documentation"** shall mean all system manuals and user instructions, including without limitation all online help files, frequently asked questions and tutorials (whether in hard copy or electronic format and regardless of media) explaining the use, operation, support and technical aspects of the Branded System, the Site, the PhotoChannel Lab System Software, or any portion or component thereof, including any updates, revisions, or enhancements thereof;

(v) **"Editing Features"** means such creation and editing processes applied to or incorporating Photos or Modified Photos which may be available through the Branded System, including without limitation cropping, zooming, rotating, the incorporation of

certain special effects, the creation of digital greeting cards, and the removal of any of the foregoing editing features;

(w) **"Enhancement Rebate"** has the meaning set forth in Section 7.11;

(x) **"Enhancements"** means changes or additions to the Software which are requested and completed after the System Launch Date;

(y) **"Escrow Materials"** means the source code (including, without limitation, the Code), magnetically or optically stored, for the Software; (ii) supporting documentation and related materials (including, without limitation, the Documentation); (iii) a listing of any and all compilers and if not commercially available, a copy of such compilers, in object code format, any other software utilities required to create a fully operational version of the Branded System; (iv) any and all technical manuals, story boards, process flow charts, data element definitions and data flow diagrams, database schema, database scripts, field definitions and programmers' and designers' notes which relate to the foregoing; and (v) any other materials which are necessary or useful with respect to the reconstruction of the database structure used by the Branded System;

(z) **"Final Release"** means, for the purposes of the launch of the Branded System, the final version of each of the Site, the System and the PhotoChannel Lab System Software which incorporates, without limitation, all items in the Project Plan which are to be completed on or prior to the System Launch Date;

(aa) **"Full Backup"** has the meaning set forth in Section 4.4(a);

(bb) **"Functional Requirements and Specifications"** means the respective functional requirements and specifications for the Software, as same is set out in Schedule 1.1(bb) and as same may be amended from time to time as provided herein;

(cc) **"Gift Order Form"** means an online form accessible through the Branded System which contains the fields which provide for the purchase by a Member or Guest of Online Photo Merchandise which incorporates Selected Pictures;

(dd) **"Gift Transaction"** means the sequential occurrence of each of the following:

(i) the submission of a valid Gift Order Form by a Member or a Guest;

(ii) the successful processing of said Gift Order Form by the Branded System;

(iii) the successful distribution of the Gift Order Form and the Selected Pictures to the Producer;

(iv) the successful notification by the Producer to the Branded System of the completion of the respective order; and

(v) the successful notification of the respective Member or Guest by the Branded System of completion of the respective order.

(ee) **"Guest"** means any Person, whether a Member or not, who has been authorised by a Member to access one or more of such Member's Online Albums;

(ff) **"Gift Transaction Fees"** means those fees, including without limitation any processing, production, assembly and delivery fees, which are payable by a Member or a Guest for a Gift Transaction, as same may be modified by SAM'S from time to time in its sole discretion;

(gg) **"Initial Term"** has the meaning set forth in Section 13.1;

(hh) **"Installation Fee"** has the meaning set forth in Section 7.4;

(ii) **"Intellectual Property Rights"** shall mean all rights derived or arising from copyrights (including, without limitation, the exclusive right to use, make recordings of, reproduce, modify, adapt, edit, enhance, maintain, support, market, sell, rent, sell for rental, sublicense, distribute copies of, publicly and privately display and publicly and privately perform, exploit, exhibit, the copyrighted work and to prepare Derivative Works), copyright registrations and/or applications, trade-marks, trade-mark registrations and/or applications, patents (including without limitation the exclusive right to make, use and sell), patent applications, industrial designs, industrial design applications, integrated circuit products, registered topographies, moral rights and other intellectual property rights, as may exist now and/or hereafter come into existence, and all renewals and extensions thereof (as the case may be), regardless of whether any of such rights arise under the laws of the Canada or of any Province, the United States of America or of any state or the laws of any other country or jurisdiction;

(jj) **"Licensing and Support Fee"** has the meaning set forth in Section 7.6;

(kk) **"Maintenance Update"** has the meaning set forth in Section 4.10;

(ll) **"Management Fee"** has the meaning set forth in Section 7.5;

(mm) **"Marketing Fee"** has the meaning set forth in Section 7.7;

(nn) **"Marketing Services"** has the meaning set forth in Section 4.11;

(oo) **"Member"** means any Person who registers online via the Branded System and creates an account comprised of, at a minimum, the Member Information;

(pp) **"Member Content"** means the Member Information and the Online Album(s) (including without limitation all Photos and Modified Photos comprising same) of a Member;

(qq) **"Member Information"** means the information collected from a Member when said Member applies for an account on the Branded System (as same may be subsequently modified from time to time) and all information relating to said Member's account;

(rr) **"Modified Photo"** means a Photo which has been modified using any of the Editing Features;

(ss) "**Net Gift Transaction Fees**" means that portion of the Gift Transaction Fees which relate strictly to the sale of Online Photo Merchandise. For greater certainty, Net Gift Transaction Fees shall not include any administrative fees, delivery fees, shipping and handling fees, surcharges, penalties, tariffs, customs duties, brokerage fees, insurance premiums, taxes (including without limitation any retail sales taxes, value added taxes and any other sales taxes), or duties charged, assessed or levied in connection with Gift Transactions.

(tt) "**Online Album**" means a collection of Photos and Modified Photos associated to a Member and stored on the Computer Facilities accessible through the Branded System;

(uu) "**Online Photo Merchandise**" means merchandise, other than Prints, which incorporates a representation of a Photo or Modified Photo and which is produced in the context of a Gift Transaction, which may include, but is not limited to, clothing, mugs, pads, calendars, ornaments, playing cards and other items;

(vv) "**Online Print Business**" means any of the following activities:

> (i) the rendering of photo development services for digital images stored on computer resources accessible through a public network, a private network or a combination of public and/or private networks;
>
> (ii) the production and online retail of prints and merchandise which incorporates such digital images;
>
> (iii) the rendering of photo editing services for digital images stored on computer resources accessible through a public network, a private network or a combination of public and/or private networks;
>
> (iv) the rendering of services akin to those offered by or through the System, including the delivery of other forms of digital content; and/or
>
> (v) the rendering of products and/or services ancillary to any of the foregoing;

(ww) "**Order**" means either a Print Transaction, a Gift Transaction or a combination thereof completed by a Member and forwarded by the Branded System a Printer or Producer for fulfillment.

(xx) "**Order Processing Systems**" means the computer hardware, including related system software and peripheral devices and any addition to and replacements and upgrades thereto, contained in a single physical premise and operated by or on behalf of:

> (i) a Printer for the purpose of receiving and processing Print Order Forms; and/or
>
> (ii) a Producer for the purpose of receiving and processing Gift Order Forms;

(yy) "**Performance Audit**" has the meaning set forth in Paragraph 12.1(a);

(zz) "**Person**" shall be broadly interpreted and shall include any individual, partnership, limited partnership, corporation, joint venture, association, joint stock company, trust, unincorporated organisation, or a government or an agency thereof;

(aaa) "**Photo**" means a digital image uploaded by a Member to said Member's Online Album;

(bbb) "**PhotoChannel Lab System Software**" means the web-based software system which permits management and/or processing of Print Transactions and or Gift Transactions through the Branded System;

(ccc) "**Post-Installation Test**" has the meaning set forth in Section 3.1;

(ddd) "**Pre-Installation Test**" has the meaning set forth in Section 2.4 (a);

(eee) "**Preliminary System**" has the meaning set forth in Section 2.6;

(fff) "**Print Order Form**" means an online form accessible through the Branded System which contains the fields which provide for the purchase of prints of the Selected Pictures;

(ggg) "**Print Transaction**" means the sequential occurrence of each of the following:

(i) the submission of a valid Print Order Form by a Member or a Guest;

(ii) the successful processing of said Print Order Form by the Branded System;

(iii) the successful distribution of the Print Order Form and the Selected Pictures to the Printer;

(iv) the successful notification by the Printer to the Branded System of the completion of the respective order; and

(v) the successful notification of the respective Member or Guest by the Branded System of completion of the respective order.

(hhh) "**Print Transaction Fees**" means those fees, including without limitation any processing, printing and delivery fees, which are payable by a Member or a Guest for a Print Transaction, as same may be modified by SAM'S from time to time in its sole discretion;

(iii) "**Printers**" means those photo development labs SAM'S may specify from time to time in its sole discretion, and also includes the SAM'S Printers. The term "**Printer**" shall mean any one of them;

(jjj) "**Prints**" means prints produced by the Printer from the Selected Pictures in such format and in such quantities as specified in the relevant Print Order Form;

(kkk) "**Producers**" means such producers of customized photo merchandise as SAM'S may from time to time designate in its sole discretion. The term "**Producer**" shall mean any one of them;

(lll) "**Project Coordinator**" has the meaning set forth in Paragraph 14.1(a);

(mmm) "**Project Plan**" means the project plan set forth in Schedule 1.1(mmm), as same may be amended from time to time by SAM'S;

(nnn) "**Rebate**" has the meaning set forth in Section 7.10;

(ooo) "**Renewal Term**" has the meaning set forth in Section 13.1;

(ppp) "**Security Measures**" means those minimum security measures for the Computer Facilities which are set forth in Schedule 1.1(ppp), as same may be upgraded or increased from time to time as provided herein;

(qqq) "**Selected Pictures**" means one or more Photos or Modified Photos contained in an Online Album which are selected by a Member or a Guest in the context of a Gift Transaction or a Print Transaction;

(rrr) "**Service Levels**" means those minimum service levels set forth in Schedule 1.1(rrr);

(sss) "**Set-Off**" has the meaning set forth in Section 17.7;

(ttt) "**Software**" means the SAM'S Site, the System, the PhotoChannel Lab System Software, and any other software which is developed or otherwise provided under the terms hereof;

(uuu) "**Source Code Escrow Agreement**" has the meaning set forth in Section 11.1;

(vvv) "**Statement of Work**" has the meaning set forth in Section 5.2;

(www) "**Storage Transaction**" means the hosting and maintenance of Member Content, which has been upload through the Branded System.

(xxx) "**Storage Transaction Fee**" has the meaning set forth in Paragraph 7.8(a);

(yyy) "**Subcontractors**" has the meaning set forth in Section 14.11;

(zzz) "**Support Services**" has the meaning set forth in Section 4.7;

(aaaa) "**System**" has the meaning set forth in the first recital hereof;

(bbbb) "**System Content**" means all data generated through the customisation, installation, operation, administration, maintenance and use of the Site and/or the Branded System and all data at any time stored on and all data received or processed by the Computer Facilities through use of the Site and/or the Branded System (including without any

limitation all Member Content, System Logs and Transaction Records) (including all such data which has been backed up);

(cccc) **"System Event Emails"** means those emails sent as any event or business rule that triggers the sending of emails in relation to the signing up of an account, the placing of orders or the expiration of storage. These emails include account sign up welcome, order confirmation, order ready for pickup, abandoned shopping cart and storage term expiration.

(dddd) "**System Launch Date**" means March 1, 2008 or such later date as SAM'S may designate in its sole discretion;

(eeee) "**System Logs**" has the meaning set forth in Section 4.6;

(ffff) "**Term**" has the meaning set forth in Section 13.1;

(gggg) **"Terms and Conditions of Use"** means those terms and conditions governing the access of the Branded System by non-Members and access and use of the Branded System by Members and/or Guests, as same may be modified from time to time by SAM'S in its sole discretion;

(hhhh) "**Third Party Software**" means any software application (in object code and/or source code format, including any and all updates and upgrades thereto) in which a Person other than PhotoChannel holds proprietary rights, a list of which is set out in Schedule 10.5;

(iiii) **"Tier 1 Support"** means first line support in the form of answering phone calls or email inquiries from Printers, Producers and/or Members;

(jjjj) **"Tier 2 Support"** means second line support in the form of issue resolution from Tier 1 Support phone calls or email inquiries from Printers, Producers and/or Members with resolution provided to Printers, Producers and/or Members.

(kkkk) **"Tier 3 Support"** means support for issues relating to the Software and software related to each of the Order Processing Systems which requires development changes thereto to resolve.

(llll) **"Training Fee"** has the meaning set forth in Section 7.9;

(mmmm) "**Transaction Fees**" means the Gift Transaction Fees, the Print Transaction Fees and/or the Storage Fees;

(nnnn) "**Transaction Records**" means those records generated by the Branded System during a Gift Transaction, Print Transaction or Storage Transaction and the completion of a Gift Transaction, Print Transaction or Storage Transaction, as SAM'S may specify in its sole discretion; and

(oooo) "**Update**" has the meaning set forth in Paragraph 5.1(a);

1.2 **Schedules.** The following are the Schedules attached to and forming part of this Agreement:

Schedule 1.1(r)	-	SAM'S Standards
Schedule 1.1(bb)	-	Functional Requirements and Specifications
Schedule 1.1(mmm)	-	Project Plan
Schedule 1.1(ppp)	-	Security Measures
Schedule 1.1(rrr)	-	Service Levels
Schedule 5.2	-	Statement of Work
Schedule 10.5	-	Third Party Software
Schedule 11.1	-	Source Code Escrow Agreement

1.3 **Division, Headings, Index.** The division of this Agreement into Articles, Sections, and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. The words **"the Agreement"**, **"this Agreement"**, **"hereby"**, **"herein"**, **"hereof"**, **"hereto"**, **"hereunder"** and similar expressions used in any paragraph of this Agreement relate or refer to the whole of this Agreement and not to that paragraph only, unless otherwise expressly provided. The words **"Article"**, **"Section"**, **"Subsection"**, **"Paragraph"**, **"Sub-Paragraph"** and similar words refer to the specified article, section, subsection, paragraph or other part of this Agreement.

1.4 **Gender and Number.** Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.5 **Proper Law of Agreement.** This Agreement shall be governed and construed in accordance with the laws of the state of Arkansas and the laws of the United States applicable therein.

1.6 **Invalidity of Provisions.** The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof and any such invalid or unenforceable provision shall be deemed to be severable.

1.7 **Entire Agreement.** This Agreement, including the Schedules hereto, together with the other documents to be delivered pursuant hereto, as each of the foregoing documents may be amended or replaced from time to time, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, of the parties hereto and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth or referred to herein.

1.8 **Enurement.** This Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors and permitted assigns.

1.9 **Currency.** Unless otherwise indicated, all dollar amounts referred to in this Agreement are in funds of the United States of America and all payments required hereunder shall be paid in American funds.

ARTICLE 2
SYSTEM CUSTOMISATION

2.1 **Project Plan**. PhotoChannel shall develop the Site in accordance with the specifications set forth in the Project Plan and such other specifications as SAM'S may from time to time specify prior to the System Launch Date. PhotoChannel shall undertake its obligations under this Agreement as expeditiously as possible and with the intent of conforming to the timeline specified in the Project Plan.

2.2 **Format**. All materials created and/or provided under this Agreement shall be supplied in such format (electronic or otherwise) as SAM'S may from time to time specify in its sole discretion.

2.3 **Required Information and Materials**. SAM'S shall provide PhotoChannel the SAM'S Materials it wishes PhotoChannel to incorporate into the Site. SAM'S shall also provide PhotoChannel with any assistance and information PhotoChannel may reasonably require to complete the work set forth in the Project Plan, to complete the Final Release and to complete any further customisations of the Site or changes to the Branded Environment. In addition, SAM'S shall develop Terms and Conditions and a Privacy Policy for users of the Branded Environment and shall provide such documents to PhotoChannel prior to the System Launch Date. Such documents shall be subject to PhotoChannel's prior written approval, such approval not to be unreasonably withheld.

2.4 **Final Release**.

(a) **Testing**. Upon PhotoChannel being reasonably satisfied that it has completed all work set out in the Project Plan relating to the development of the Final Release, it shall thoroughly test such Final Release to ensure it fully complies with the applicable Functional Requirements and Specifications (the **"Pre-Installation Test"**). The methodology, test data and criteria utilized in the Pre-Installation Test shall be subject to SAM'S prior written approval, such approval not to be unreasonably withheld. SAM'S shall have the option, but not the obligation to participate in and/or be present during the conducting of the Pre-Installation Test, at SAM'S sole cost and expense. Should the testing reveal any deficiency, PhotoChannel shall use its best efforts to forthwith remedy such deficiency and, upon having done so, PhotoChannel shall repeat its obligations under this Paragraph 2.4(a) until the Pre-Installation Test has been successfully completed.

(b) **Delivery**. Upon successful completion of the Pre-Installation Test, PhotoChannel shall deliver to SAM'S all Documentation that relates to the Final Release and at SAMS request PhotoChannel shall make delivery of all Escrow Materials to the Escrow Agent.

2.5 **Subsequent Changes**. SAM'S may require PhotoChannel to make changes to the Site (including without limitation changes to the Branded Environment and/or SAM'S

Materials). PhotoChannel agrees that during the Term it shall make cosmetic changes, including but not limited to, pricing, product offerings, graphics, etc. at no additional cost to SAM'S. Upon making any such changes PhotoChannel shall modify the relevant Documentation to reflect such changes. For greater certainty, PhotoChannel shall not be permitted to make any changes to the SAM'S Site, including without any limitation, any changes in the manner of presentation, appearance and/or display of the SAM'S Materials, without SAM'S's prior written approval, which approval may be arbitrarily withheld. Notwithstanding the above, SAM'S shall be entitled to one complete re-build of the Site, at PhotoChannel's sole cost and expense, during each 12 month period under this Agreement.

2.6 **Accessibility of Branded System During Construction.** During the term of this Agreement, SAM'S shall have full access to the latest version of the Branded System which is then under construction (the "**Preliminary System**"). The Preliminary System shall be made accessible to SAM'S through the world wide web and shall incorporate the same Security Measures as will be incorporated in the final system. PhotoChannel shall assume all costs and expenses relating to the installation, maintenance and operation of the Preliminary System. PhotoChannel shall take all reasonable measures to ensure that access to the Preliminary System (or any part thereof) is restricted to pre-authorised SAM'S representatives. Without any limitation to the foregoing, PhotoChannel will periodically monitor access to the Preliminary System during its development and will notify SAM'S if there appears to be any unauthorized access thereto.

ARTICLE 3
INSTALLATION

3.1 **Installation of Branded System.** Upon successful completion or deemed successful completion of the Pre-Installation Test, PhotoChannel shall forthwith install the Branded System on the Computer Facilities and, upon completion of said installation, shall conduct such testing to confirm that the Branded System is fully operational and operates at or beyond the Service Levels on said Computer Facilities (the "**Post-Installation Test**"). The methodology, test data and criteria utilized in the Post-Installation Test shall be subject to SAM'S prior written approval, such approval not to be unreasonably withheld. SAM'S shall have the option, but not the obligation to participate in and/or be present during the conducting of the Post-Installation Test, at SAM'S sole cost and expense. Should the testing reveal any deficiency, PhotoChannel shall use its best efforts to forthwith remedy such deficiency and, upon having done so, PhotoChannel shall repeat its obligations under this Section 3.1 until the Post-Installation Test has been successfully completed. Notwithstanding the foregoing, PhotoChannel must successfully complete the Post-Installation Test before the System Launch Date.

3.2 **Integration of Order Processing Systems.** PhotoChannel shall configure the Branded System and, to the extent necessary, the Computer Facilities, and each of the Order Processing Systems so as to permit delivery by the Branded System and receipt and processing by each of the Printers of Print Order Forms and by each of the Producers of Gift Order Forms.

ARTICLE 4
OPERATION, USE, MAINTENANCE AND SUPPORT OF BRANDED SYSTEM

4.1 **Operation of the Branded System.** PhotoChannel shall be solely responsible for the hosting and operation of the Branded System and all administration and maintenance thereof. PhotoChannel shall ensure that the operation and hosting of the Branded System at all times fully complies with all Service Levels, the Terms and Conditions of Use (to the extent the foregoing may directly or indirectly create any obligations and/or potential liability for SAM'S) and all Applicable Laws and that the Security Measures have been fully implemented, remain in place and remain effective.

4.2 **Use of the Branded System.** Upon successful completion of the Post-Installation Test, SAM'S will be permitted, in accordance with the terms of this Agreement, to use the Branded System to carry on its Online Print Business. PhotoChannel hereby agrees to provide SAM'S and such Printers and Producers authorized by SAM'S from time to time, with remote access to the Branded System and the Computer Facilities and to provide SAM'S, Printers and Producers with the use of the Branded System on a remote access basis. Access to and use of the Branded System and the Computer Facilities shall be through the world wide web unless the parties mutually agree otherwise. Subject to the Access Restrictions and the Terms and Conditions of Use, PhotoChannel hereby agrees to make the Branded System generally available to the public via the world wide web.

4.3 **Remote Access Devices.** SAM'S shall be responsible at its expense for all communication equipment and all services necessary to enable SAM'S to obtain Internet access and interface with the Computer Facilities. PhotoChannel shall be responsible at its expense for the installation, maintenance and operation of the Computer Facilities, as well as any upgrades that may be required to meet the Service Levels.

4.4 **Backups.** After successful completion of the Post-Installation Test, PhotoChannel shall:

(a) conduct a full backup of the source code and application level data of the Branded System every twenty-four (24) hours and all user/order data every twelve (12) hours (a "**Full Backup**");

(b) within twenty-four (24) hours of any backup provided under this Section 4.4 being completed, store all backup materials in a safe and secure environment fit for the back-up media type and not located at the same location as the Computer Facilities;

(c) store Photos and Modified Photos on fault tolerant industrial strength raid technology that provides full redundancy within the chasis; and

(d) retain all backup materials created under this Section 4.4 for at least seven (7) days after the date the respective backup was made.

4.5 **Content Storage.** During the term of this Agreement, PhotoChannel shall store on the Computer Facilities all information related to, generated by or uploaded to the Branded

System, including without limitation, all System Content. Notwithstanding the foregoing, Photos and Selected Pictures shall only be retained on the Computer Facilities for the following period of time:

(i) 15 days from the date a Selected Picture was created in the context of a Gift Transaction or a Print Transaction and for which said Selected Picture is not part of an Online Album;

provided, however, that prior to deleting any such Photo, PhotoChannel shall provide the relevant Member with the option to create an Online Album with such Photo, unless SAM'S requests otherwise.

4.6 **Monitoring.**

(a) **Security**. With respect to the Branded System and the Computer Facilities, PhotoChannel shall have in place commercially reasonable information safeguards that are no less rigorous than accepted industry practices and will ensure that all such safeguards, including, how Confidential Information is handled, processed, stored, and disposed of, are in compliance with all applicable privacy and data protection laws, rules, regulations, and business guidance published by the U.S. Federal Trde Commission, and in accordance with the terms of this Agreement.

(i) With respect to PhotoChannel's access to, handling, processing, storing and/or transmitting credit, debit or other payment cardholder information, PhotoChannel shall at all times remain in compliance with the terms set forth in Exhibit A relating to the Payment Card Industry Data Security Standard ("PCI DSS") requirements.

(ii) With respect to PhotoChannel's information safeguards, at a minimum, PhotoChannel shall implement physical, technical, administrative and organizational safeguards that provide for: (a) protection of business facilities, paper files, servers, computing equipment, including without limitation all mobile devices and other equipment with information storage capability, and backup systems containing confidential, personal or proprietary information; (b) network, application (including databases) and platform security; (c) business systems designed to optimize security and proper disposal of confidential, personal or proprietary information; (d) secure transmission and storage of confidential, personal or proprietary information; (e) authentication and access control mechanisms over confidential, personal or proprietary information, media, applications, operating systems and equipment containing confidential, personal or proprietary information; (f) personnel security and integrity, including background checks where consistent with applicable law; and (g) annual training to PhotoChannel's employees, personnel, and/or subcontractors on how to comply with PhotoChannel's physical, technical, and administrative information security safeguards. Confidential, personal or

proprietary information also shall be stored on servers in data centers that comply with industry standard data center security controls.

(iii) Further, PhotoChannel shall frequently, but no less than on a weekly basis, monitor access and use of the Branded System and the Computer Facilities, and shall promptly take all measures necessary, including without limitation, the diligent implementation, application and periodic review, update and upgrade of the Security Measures (as same may be required), so as to ensure that the confidentiality, security and integrity of the Branded System is not compromised, and that any confidential, personal or proprietary information stored on the Computer Facilities is not accessed, altered or destroyed by or communicated to an unauthorized person. PhotoChannel shall maintain records of all attempts to obtain unauthorized access, all actual instances of unauthorized access and all other attempts to compromise the security of the System (including, without limitation, the Security Measures) or to obtain any confidential, personal or proprietary information from the Computer Facilities, and shall maintain a log of same for a period of 45 days, or longer if requested by SAM'S or if a log indicates an actual compromise and the compromise is subject to investigation or further inquiry by PhotoChannel or SAM'S.

(b) **Security Breach.** In the event that the Branded System, Computer Facilities, or PhotoChannel in relation to its obligations under this Agreement, incurs an actual or suspected security breach (e.g., physical trespass on a secure facility, computing systems intrusion/hacking, loss/theft of a computer or any information storage device, loss/theft of printed materials, exploitation of a vulnerability in the deliverables, potential or actual misuse, compromise, or unauthorized access to or release of Confidential Information (a "Security Breach"), PhotoChannel will notify SAM'S of the Security Breach within 12 hours after it becomes aware of a Security Breach. A Security Breach also applies to a reported privacy complaint that PhotoChannel may receive in relation to the Confidential Information or services provided in the Agreement.

(i) PhotoChannel will provide SAM'S with the name and contact information for a primary security contact within PhotoChannel.

(ii) PhotoChannel will notify SAM'S of any Security Breaches by e-mailing with a read receipt to Scott.Lemaster@samsclub.com with a copy to PhotoChannel's primary business contact within SAM'S.

(iii) Immediately following such discovery and notification to SAM'S, the parties will coordinate with each other to investigate the Security Breach.

(iv) PhotoChannel agrees to fully cooperate with SAM'S in SAM'S handling of the matter, including without limitation any investigation, reporting or other obligations required by applicable law or regulation, or as otherwise required by SAM'S.

(v) PhotoChannel also shall take immediate steps to remedy the Security Breach at PhotoChannel's expense. PhotoChannel shall reimburse SAM'S for actual reasonable costs incurred in responding to and/or mitigating damages caused by a Security Breach.

(vi) Except as may be strictly required by applicable law, PhotoChannel agrees that it will not inform any third party of any Security Breach without first obtaining SAM'S prior written consent, other than to inform a complainant that the matter has been forwarded to SAM'S

(c) **Usage**. PhotoChannel shall monitor and log access and use of the Branded System and shall provide SAM'S with such statistics and other information relating to use of the Branded System as SAM'S may request, including without limitation, the following information:

(i) the number of Members during a specified period;

(ii) the number of Members accessing the Branded System during a specified period;

(iii) the average size of Members' Online Album(s) at any given time;

(iv) the number of Print Transactions and/or Gift Transactions during a specified period;

(v) the name and particulars of Members who have terminated their respective account or who have asked for termination of same; and

(vi) the origin of any Print Transaction and/or Gift Transaction, namely whether the Print Transaction and/or Gift Transaction resulted from use of the SAM'S Site, from use of any other site, resource or system.

The logs discussed in this Section 4.6 shall collectively be referred to as the "**System Logs**". PhotoChannel shall provide SAM'S with a copy of the System Logs (or any portion thereof) within six (6) Business Days of SAM'S requesting same.

4.7 **Support Services.** PhotoChannel and SAM'S shall agree on the level of support that PhotoChannel shall be solely responsible for in the support and maintenance of all the Software and each of the Order Processing Systems, all of which shall be provided in accordance with the standards and other requirements set forth herein and all of which shall be provided according to the SAM'S Standards. Without limitation to the foregoing, but as mutually agreed by the parties, PhotoChannel may be responsible for providing different levels of software support services (the "**Support Services**") to Printers, Producers, Members and any users of the Branded System by way of telephone, e-mail or through web-based devices. Such support agreed to be provided shall be provided in the following manner:

- providing and operating a toll-free support line available on Business Days between the hours of 9:00 a.m. and 5:00 p.m. (Eastern Time) or as mutually agreed to in writing by the parties, based on maintaining a high level of customer support as same is provided in or envisaged by the SAM'S Standards;

- receiving support requests on a 24 hour, 7 day a week basis;

- creating, maintaining and updating an interactive problem-solving engine and developing FAQs (Frequently Asked Questions guides), tutorial and demonstration tools available through the Branded System;

- confirming whether a support request involves a possible software and/or hardware problem, as applicable;

- providing assistance, information, instructions and advice to answer questions and other needs relating to the Software and the Order Processing System generally and/or to the use and maintenance thereof, as applicable;

- acquiring from the inquiring party the related information or materials necessary to analyse any software problem(s);

- providing support and maintenance services with respect to each of the Order Processing Systems for a period of two (2) years after the date of their respective successful installation as same is provided under Section 3.2; and

- providing the inquiring party with the fixes, Updates or Maintenance Updates produced by it which correct the software problem or providing an acceptable work-around."

4.8 **Classification of Problems.**

(a) **Software**. If it is determined that the support request is the result of a software problem, the software problem will be logged by PhotoChannel and priority will be assigned according to the following types:

Type A	The software problem causes the user to be unable to use the Software or a critical feature of the Software;
Type B	The software problem causes the user to be unable to use a feature of the Software it deems necessary or desirable; and
Type C	The software problem constitutes a cosmetic error.

(b) **Hardware**. If it is determined that the support request from a Printer and/or Producer is the result of a hardware problem related to PhotoChannel supplied hardware, the hardware problem will be logged by PhotoChannel and priority will be assigned according to the following types:

Type A The hardware problem causes the Printer and/or Producer to be unable to use the Order Processing System or a critical feature of the Order Processing System;

Type B The hardware problem causes the Printer and/or Producer to be unable to use a feature of the Order Processing System it deems necessary or desirable; and

Type C The hardware problem causes the Printer and/or Producer to be inconvenienced in its use of the Order Processing System but an alternative procedure is reasonably available to continue proper use of the Order Processing System.

4.9 **Support Service Levels.** The following service levels shall apply to the Support Services provided hereunder:

(a) PhotoChannel shall respond to the user(s) within a reasonable period of time not to exceed six (6) hours, after receipt of such request, during Business Day hours of support, such response to provide the software resolution if available (and if applicable), and/or the assistance, additional information or materials required. If the request involves a software and/or hardware problem which cannot be resolved immediately, PhotoChannel shall provide the user with a status of the software problem including, but not limited to, an estimate of the time required to produce a resolution.

(b) PhotoChannel shall correct a software problem within a period of time not to exceed:

(i) 6 hours in the case of a Type A software problem; and

(ii) 1 day in the case of a Type B software problem;

(c) PhotoChannel shall diligently attempt to correct a hardware problem within a period of time not to exceed:

(i) 4 hours in the case of a Type A hardware problem;

(ii) 4 hours in the case of a Type B hardware problem; or

(iii) 3 days in the case of a Type C hardware problem or such later date as may be mutually agreed to by the parties,

provided however, that should PhotoChannel be unable to correct a Type A and/or a Type B problem in the time frames provided in Sub-paragraphs 4.12(c)(i) and 4.12(c)(ii), PhotoChannel shall replace the equipment within 24 hours of having first been notified of the hardware problem., the foregoing being subject to the availability of product and means of transportation, provided that but in no event shall the aforesaid equipment replacement take place later than 72 hours after having been first notified of the hardware problem.

(d) Type C software problems shall be resolved in the next Maintenance Update of the relevant Software item or items (as the case may be).

(e) Without limitation to the any of the foregoing, PhotoChannel shall allocate a sufficient number of qualified individuals to meet the above requirements. All services provided by PhotoChannel shall be provided in a professional manner in accordance with the highest industry standards. For greater certainty, nothing herein shall in any way limit the scope of PhotoChannel's obligations, covenants, representations, warranties or indemnities set forth hereunder or any liability of PhotoChannel which may arise under this Agreement.

The information provided with respect to each of the foregoing shall be broken down as follows: (i) support requests relating to proper use of software; (ii) support requests relating to a Type A software problem; (iii) support requests relating to a Type B software problem; (iv) support requests relating to a Type C software problem; (v) support requests relating to proper use of Order Processing System; (vi) support requests relating to a Type A hardware problem; (vii) support requests relating to a Type B hardware problem; and (viii) support requests relating to a Type C hardware problem.

4.10 **Maintenance Updates**. PhotoChannel shall ensure that the Software is fully operational with both current and new commercial operating system software and application platforms currently used by SAM'S and Printers. Such improvements and/or modifications shall be made at no cost to SAM'S. At intervals no greater than once every two (2) months, PhotoChannel shall release an update (a "**Maintenance Update**") incorporating such improvements and any bug fixes or patches produced since the last Maintenance Update. For greater certainty, to the extent that no such improvements, bug fixes or patches need to be produced in a particular two (2) month interval, PhotoChannel shall not be required to release a Maintenance Update within the aforesaid two (2) month period. PhotoChannel shall notify SAM'S at least ten (10) Business Days prior to incorporating any Maintenance Update, such notice to include full particulars of the proposed Maintenance Update, including without limitation all Documentation relating thereto. The incorporation of a Maintenance Update shall in no way limit the scope of PhotoChannel's obligations, covenants, representations, warranties or indemnities set forth hereunder or any liability of PhotoChannel which may arise under this Agreement.

4.11 **Marketing Services.** PhotoChannel will provide an email marketing campaign(s) on SAM'S behalf to its Members, at SAM'S request. Any email campaign shall be user opt-in based and comply with all applicable laws, including but not limited to the CAN-SPAM Act and U.S. and state consumer protection laws, and PhotoChannel shall provide email creation including, but not limited to, creation of graphics and HTML documents, home page slider and graphics insertion. On any such request, PhotoChannel shall provide such emails in accordance with the standards and other requirements set forth herein and all of which shall be provided according to the SAM'S Standards. PhotoChannel shall provide SAM'S with a copy of all marketing materials at least fourteen (14) days in advance or as mutually agreed to in writing of any scheduled marketing campaign and shall obtain written approval from SAM'S prior to the commencement of the marketing campaign.

ARTICLE 5
UPDATES AND ENHANCEMENTS

5.1 **Updates.**

(a) **Incorporation.** PhotoChannel will forthwith notify SAM'S of any update, upgrade, revision and/or improvement to the then current version of the System and the PhotoChannel Lab System Software (an "**Update**") at least ten (10) Business Days prior to incorporating said Update, such notice to include full particulars of the proposed Update, including without limitation all Documentation relating thereto. The incorporation of an Update shall in no way limit the scope of PhotoChannel's obligations, covenants, representations, warranties or indemnities set forth hereunder or any liability of PhotoChannel which may arise under this Agreement.

(b) **Continuous Development**. PhotoChannel will, at its cost and expense, conduct such research and development activities relating to the Software, the Branded System for the secure, integrated operation thereof as may be reasonably necessary to ensure that the Software and the Branded System continue to be market leaders and leading edge products in the Online Print Business and PhotoChannel shall, at its sole cost and expense, upgrade, update, enhance, modify, develop and fix the Software to the extent necessary to give effect to the foregoing.

(c) **Third Party Software**. PhotoChannel agrees that any and all Third Party Software to be bundled into or used with the Branded System after the date hereof must be approved in writing by SAM'S in advance, such approval not to be unreasonably withheld.

5.2 **Enhancements**. SAM'S may from time to time during the term of this Agreement require PhotoChannel to make Enhancements to the System and/or the PhotoChannel Lab System Software or to create accessories or utilities for the Branded System. Subject to this Section 5.2, all such work shall be done on a time and material basis at the lowest rate PhotoChannel then charges to any of its customers; provided that such rate shall be no higher than $150 per hour and that PhotoChannel shall obtain SAM'S's consent prior to engaging any expenses. Should SAM'S desire the development of an Enhancement, it shall deliver to PhotoChannel a written statement of requirements for the Enhancements in the form set forth in Schedule 5.2 (the "**Statement of Work**"). Within five (5) Business Days of receiving the Statement of Work, PhotoChannel shall provide SAM'S with a price quote for the work it estimates will be required to implement the required Enhancements. PhotoChannel shall also provide SAM'S with a project schedule for the development of the required Enhancements in the form set forth in the Statement of Work. Should SAM'S authorize PhotoChannel to proceed, PhotoChannel shall use its best efforts to complete the Enhancements within the time period allotted for each phase of development and to complete said Enhancements on or before any deadline set forth and mutually agreed to in any accepted Statement of Work. The development of said Enhancements shall be subject to the terms and conditions set forth in the Statement of Work, provided, however, that should such terms and conditions be inconsistent with the terms and conditions hereof, the terms and conditions hereof shall prevail. PhotoChannel shall notify SAM'S at least ten (10) Business Days prior to incorporating said

Enhancements, such notice to include full particulars of the proposed Enhancements, including without limitation all Documentation relating thereto. The incorporation of Enhancements shall in no way limit the scope of PhotoChannel's obligations, covenants, representations, warranties or indemnities set forth hereunder or any liability of PhotoChannel which may arise under this Agreement. Unless SAM'S otherwise consents in writing, PhotoChannel shall refrain from allowing any of its customers from using any Enhancement for a period of six (6) months after such Enhancement has been implemented with respect to the Branded System; provided, however, that where PhotoChannel can show that it had committed to delivering an Update incorporating the same or substantially the same functionality as said Enhancement within a period of six (6) months from the date SAM'S delivered the relevant Statement of Work, no such exclusivity period shall apply.

5.3 **Free Enhancements.** PhotoChannel shall provide to SAM'S, at no charge, such reporting tools for the Branded System (and for the use, operation and administration thereof and for the Online Print Business conducted thereon) as SAM'S may reasonably request.

5.4 **Update of Documentation.** Prior to any Update, Maintenance Update or Enhancement being incorporated to the Branded System, PhotoChannel shall ensure that the Documentation is updated and/or expanded so as to reflect the changes and/or additions to the Branded System resulting from the incorporation of such Maintenance Update, Update and Enhancement. Nothing herein shall serve to extend any period of time within which PhotoChannel must incorporate any such Maintenance Update, Update and/or Enhancement to the Branded System.

ARTICLE 6
TRAINING

6.1 **Branded System et al.** At the request of SAM'S, PhotoChannel shall provide training in the use and operation of the Branded System, the Software and any other software licensed to SAM'S pursuant to this Agreement, including any Enhancement, Maintenance Update and/or Update thereto. Such training shall be provided to such SAM'S personnel as SAM'S may designate and shall be provided at such locations as SAM'S may reasonably designate.

6.2 **PhotoChannel Lab System Software.** At the request of SAM'S, PhotoChannel shall provide training in the use and operation of the PhotoChannel Lab System Software to such SAM'S personnel and to such Printer and/or Producer personnel as SAM'S may designate.

ARTICLE 8
PROPRIETARY RIGHTS & CONFIDENTIAL INFORMATION

8.1 **PhotoChannel Rights.** With the exception of any SAM'S Materials and/or Branded Environment embodied therein, PhotoChannel shall retain all rights in and to the System, the PhotoChannel Lab System Software and shall have exclusive rights in the Enhancements (except as provided for in Section 8.4), the Maintenance Updates (except as provided for in Section 8.4) and the Updates (except as provided for in Section 8.4) and that PhotoChannel shall hold any and all of the Intellectual Property Rights embodied therein or represented thereby, subject to the terms and conditions herein contained. SAM'S acknowledges PhotoChannel's exclusive right, title and interest in and to the System and acknowledges that nothing herein shall be construed to accord to SAM'S any rights in the System, except as expressly provided herein.

8.2 **Rights to SAM'S Materials.** SAM'S shall have and/or retain all rights in and to the SAM'S Materials and/or the Branded Environment, including any and all of the Intellectual Property Rights embodied therein or represented thereby. PhotoChannel acknowledges SAM'S's exclusive right, title and interest in and to the SAM'S Materials and the Branded Environment and acknowledges that nothing herein shall be construed to accord to PhotoChannel any rights in any of the SAM'S Materials and/or the Branded Environment except as expressly provided herein. Without any limitation to the foregoing, PhotoChannel acknowledges that any proprietary rights arising through the operation of the Branded System shall automatically vest in SAM'S. Without any limitation to the foregoing, PhotoChannel hereby acknowledges that any use of the SAM'S Marks on the Branded System and the goodwill symbolized by and connected with such use of the SAM'S Marks will inure solely to the benefit of SAM'S (or its licensors). To the extent SAM'S requires PhotoChannel to participate in the creation and/or modifications of SAM'S Materials and/or Branded Environment, PhotoChannel shall obtain from any of its employees, subcontractors and/or employees of any such subcontractors it may employ to perform such work, prior to the commencement of any such work, an assignment from each such employee and/or subcontrator in favour of

SAM'S assigning all Intellectual Property Rights arising from or embodied in such work as well as a waiver of any moral rights each such employee may hold with respect to their work, all in a form satisfactory to SAM'S. All such assignments and waivers shall be remitted by PhotoChannel to SAM'S forthwith upon their execution.

8.3 **Rights to System Content.** All System Content shall be the exclusive property of SAM'S and SAM'S shall hold any and all of the Intellectual Property Rights embodied therein or represented thereby.

8.4 **Rights to Enhancements, etc.** SAM'S shall have the exclusive right to any patent (including without limitation the exclusive right to file a patent application) relating to any invention embodied in:

(a) any Enhancement it may request be created during the term of this Agreement, but only to the extent that PhotoChannel had not already independently developed or where PhotoChannel can show that it had committed to delivering the Enhancement incorporating the same or substantially the same functionality as said Enhancement within a period of six (6) months from the date SAM's requested such invention, no such exclusivity shall apply; and

(b) any Maintenance Update or Update, but only to the extent it or its employees, agents, subcontractors and/or Affiliates have communicated the particulars of such invention to PhotoChannel and only to the extent that PhotoChannel had not already independently developed or where PhotoChannel can show that it had committed to delivering the Maintenance Update or Update incorporating the same or substantially the same functionality as said Maintenance Update or Update within a period of six (6) months from the date SAM's requested such invention, no such exclusivity shall apply;.

8.5 **Confidentiality of Information.** The parties hereto acknowledge that the terms of this Agreement as well as all material and information that has or will come into the possession of the other party or a third party on behalf of the other party and any knowledge gained by one party from the other party in connection with this Agreement or the performance of this Agreement, including Member Content, Transaction Records or other personal information (the "**Confidential Information**"), is confidential and proprietary to the originating party, which unauthorized disclosure to or unauthorized use by third parties will cause irreparable harm to the originating party. Both parties agree to hold the Confidential Information in strictest of confidence, not to make use thereof other than for the performance of this Agreement, to release it only to such employees requiring such information for the performance of this Agreement, and not to release or disclose it or otherwise make it available to any other party. Without any limitation to the foregoing, all System Content shall be deemed to be Confidential Information of SAM'S.

8.6 **Confidentiality of Member and other Personal Content.** In addition to the terms set forth in Section 8.5 and elsewhere in this Agreement, PhotoChannel agrees to hold Member Content, Transaction Records and other personal information in the strictest of confidence and not to make any use or copies thereof other than for the performance of

and in compliance with this Agreement. PhotoChannel further agrees not to record and/or collect any information from any Person who accesses the SAM'S Site (including without limitation the conducting of any data matching and/or data mining) or solicit any such Person except as expressly provided in this Agreement and except as expressly directed by SAM'S in writing.

8.7 **Injunctive Relief**. The parties hereto acknowledge that each is obligated to protect the other's proprietary information and confidential information and such protection is essential to the business interest of the originating party and that the unauthorized disclosure or use of such proprietary information or confidential information would cause the other party immediate, substantial and irreparable harm, the value of which would be extremely difficult to determine. Accordingly, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the unauthorized disclosure, use, reproduction or retention of the proprietary information or confidential information, the originating party shall be entitled to obtain a temporary restraining order, injunctive relief, or other equitable relief against the other party.

ARTICLE 9
LICENSES

9.1 **Branded System.** For the Term of this Agreement, PhotoChannel hereby grants to SAM'S:

(a) a worldwide, non-exclusive, transferable license to use the System (including without limitation all Enhancements, Updates and Maintenance Updates relating thereto) and to allow others to use the System, as same relates to SAM'S' or such other Person's use of the Branded System and/or SAM'S' Online Print Business;

(b) a worldwide, non-exclusive, transferable license to use the PhotoChannel Lab System Software, which license includes the right to grant sublicenses to Producers and/or Printers in conjunction with SAM'S' Online Print Business;

(c) a worldwide, non-exclusive, transferable license to use any Update, Maintenance Update and Enhancement which SAM'S does not own, which license includes the right to grant sublicenses to Producers and/or Printers where the foregoing relate to the PhotoChannel Lab System Software,

which licenses also includes the right to grant sublicenses in each of the foregoing to any Affiliate of SAM'S.

9.2 **SAM'S Materials**. SAM'S hereby grants to PhotoChannel a non-exclusive, non-transferable license to use the SAM'S Materials strictly for the purposes of performing its obligations under this Agreement. Notwithstanding the foregoing, nothing in this Section 9.2 shall provide PhotoChannel with the right to use the SAM'S Marks; provided, however, that PhotoChannel shall be permitted to make reproductions of the SAM'S Marks solely for the purposes of performing its obligations under this Agreement.

PhotoChannel hereby acknowledges that it is acting as SAM'S' agent in operating the Branded System and further acknowledges that said operation of the Branded System will be for the sole benefit of SAM'S and shall not be interpreted as granting to it any license (implied or otherwise) to use any of the SAM'S Marks except as same is expressly set forth in Section 9.3.

9.3 **SAM'S Marks.**

(a) **License.** SAM'S hereby grants to PhotoChannel a revocable, non-exclusive, non-transferable license to use the SAM'S Marks which are displayed on such section(s) of the SAM'S Site. For greater certainty, SAM'S may revoke this license in its sole discretion at any time.

(b) **Restrictions.** Any use of the relevant SAM'S Marks provided in this Section 9.3 shall be subject to SAM'S' requirements with respect to usage by a third party of SAM'S' Trade Marks and such other restrictions as SAM'S may impose from time to time and, in all cases, shall be subject to SAM'S' prior written approval.

9.4 **Media.** Notwithstanding what is provided herein, all physical media containing and/or embedding the SAM'S Site, the Code, the Documentation, the System Content, the Branded Environment and/or the SAM'S Materials, delivered to SAM'S in the performance of this Agreement, shall be the exclusive property of SAM'S.

ARTICLE 10
REPRESENTATIONS, WARRANTIES & INDEMNITY

10.1 **Representation - Status.** PhotoChannel hereby represents and warrants that it is a corporation duly organized and validly existing and in good standing under the laws of the Province of British Columbia.

10.2 **Representation - Execution.** PhotoChannel hereby represents and warrants it has the requisite power and authority to enter into this Agreement. PhotoChannel further represents that it has the requisite power and authority to perform its obligations under this Agreement and this Agreement has been duly executed and delivered by it. PhotoChannel further represents and warrants that the execution of this Agreement and the performance of its obligations will not constitute an infringement of any obligations and/or covenants which it is subject to. SAM'S hereby represents and warrants that it has the requisite power and authority to enter into and perform its obligations under this Agreement and this Agreement has been duly executed and delivered by it. SAM'S further represents and warrants that the execution of this Agreement and the performance of its obligations will not constitute an infringement of any obligations and/or covenants which it is subject to.

10.3 **Representation - Facilities.** PhotoChannel hereby represents and warrants that it has and will continue to have access to necessary systems, equipment and facilities to perform its duties and obligations under this Agreement including, without limitation

systems, equipment and facilities which meet or exceed the specifications provided in Schedule 10.5(a) and/or the specifications attributable to those items set forth in Schedule 10.5(a). Without any limitation to the foregoing, PhotoChannel hereby represents and warrants that the Computer Facilities will meet or exceed the specifications and requirements provided in Schedule 10.5(a).

10.4 **Representation – IP**. PhotoChannel hereby represents and warrants that it holds the right to license the System, the PhotoChannel Lab System Software and all other software, documents or other materials to be used or provided under the terms of this Agreement in the manner and to the extent contemplated hereunder. PhotoChannel further represents and warrants that the System and the PhotoChannel Lab System Software, do not and will not infringe any Intellectual Property Right, contractual right, trade secret or other proprietary right of any third party.

10.5 **Representation – Third Party Software**. PhotoChannel hereby represents and warrants that the software listed in Schedule 10.5 is the only Third Party Software used in conjunction with the Branded System or used in conjunction with the rendering of services hereunder. PhotoChannel further represents and warrants that the licenses governing the use of Third Party Software are and will remain in good standing. Without any limitation to the foregoing, PhotoChannel hereby represents and warrants that the performance of PhotoChannel's obligations hereunder is and shall remain in conformity with the rights afforded to and the obligations imposed upon PhotoChannel under the terms of said licenses.

10.6 **PHOTOCHANNEL HEREBY DISCLAIMS ANY WARRANTIES ITS SALESPERSONS OR OTHER STAFF MAY HAVE MADE EXCEPT THOSE EXPRESSLY STATED IN THIS AGREEMENT.**

10.7 **Warranty - Original Development**. PhotoChannel hereby warrants that all software, Code, Documentation, Enhancements, Updates, Maintenance Updates, customisations and all other materials provided under this Agreement, including without limitation the the Site and the Branded Environment, will be of original development by it and will not infringe any Intellectual Property Right, contractual right, trade secret or other proprietary right of any third party.

10.8 **Warranty - Successful Integration**. PhotoChannel warrants that the System, the SAM'S Site and the PhotoChannel Lab System Software will be capable of being fully and successfully integrated and be fully functional with one another.

10.9 **Warranty - Conformity with Specifications**. PhotoChannel hereby warrants that the software, programs and computer systems developed, customized and/or enhanced under this Agreement, including without limitation the Branded System and the PhotoChannel Lab System Software will function properly and will function in all material respects in accordance with their respective Functional Requirements and Specifications. Without any limitation to the foregoing, the Branded System and the PhotoChannel Lab System Software, the Enhancements, the Updates, Maintenance Updates, Code, Documentation, and all other work and/or materials developed or provided by PhotoChannel hereunder

shall be conceptualised, developed and/or prepared or have been conceptualised, developed and/or prepared according to the highest industry standards.

10.10 **Warranty - Virii, Trojans, backdoors, etc.** PhotoChannel hereby warrants that the software, programs and computer systems developed, customized, enhanced and/or provided under this Agreement, including without limitation the Branded System and the PhotoChannel Lab System Software:

(a) do not and will not contain any viruses, trojan horses, backdoors, Easter eggs, time bombs, worms, traps or other similar disabling mechanisms which are intentionally designed to disable, erase, destroy, damage or adversely affect said software, programs and computer systems or reduce or otherwise limit their effectiveness;

(b) do not and will not contain any invisible text, hidden text, hidden information, hidden graphics or other hidden materials; and

(c) do not and will not contain any data collection tools, data matching tools or data mining tools other than those indicated in the Functional Requirements and Specifications.

10.11 **Warranty – Service Levels.** PhotoChannel hereby warrants that the Branded System shall meet or exceed the Service Levels.

10.12 **Warranty - Security.** PhotoChannel hereby warrants that the Security Measures meet and shall continue to meet industry accepted measures and all applicable privacy and data protection laws, rules, and regulations, and business guidance published by the United States Federal Trade Commission, to prevent unauthorised access, communication, alteration and/or destruction of the Branded System and any Confidential Information and/or System Content contained thereon. Without any limitation to the foregoing, PhotoChannel hereby warrants that the Security Measures are legally compliant (including without limitation forthwith implementing the most recent updates for any security or virus protection software as they become available and/or upgrading any software and/or hardware which is no longer supported and/or otherwise becomes outdated or ineffective), to prevent, inter alia:

(a) any unauthorized access to the System (including without limitation any circumvention of the Access Restrictions and/or Security Measures);

(b) any unauthorized access to, alteration, destruction, communication or reproduction of personal information and/or Confidential Information;

(c) any unauthorized access to, alteration, destruction, communication or reproduction of any System Content; and/or

(d) any viruses, trojan horses, worms, traps or other similar disabling mechanisms which are intentionally designed to disable, erase, destroy, damage or adversely affect the Software and/or the System or reduce or otherwise limit their effectiveness.

10.13 **Warranty - Applicable Laws.** PhotoChannel covenants and warrants that in performing its obligations hereunder it shall comply with all Applicable Laws including, without limitation:

(a) the provisions of the *Personal Information Protection and Electronic Document Act* (Canada) and any similar laws of other countries, including but not limited to applicable U.S. and state privacy and data protection laws, rules, regulations, and business guidance published by the United States Federal Trade Commission.

10.14 **Warranty - SAM'S Standards.** PhotoChannel covenants and warrants that it shall comply with, respect and/or implement all SAM'S Standards in performing its obligations under this Agreement. Without any limitation to the foregoing, PhotoChannel covenants and warrants that it shall fully adhere to and follow the SAM'S Standards, the Terms and Conditions of Use, SAM'S Privacy Policy, and the standards set forth in Exhibit B in its dealings with Members, Guests and other users of the Branded System.

10.15 **No Waiver or Limitation.** For greater certainty, the participation of SAM'S in any testing or the failure of SAM'S to participate in any testing provided under the terms hereof and/or the conducting of any due diligence and/or investigations by SAM'S (including without limitation any Performance Audit) shall not:

(a) relieve PhotoChannel from any of its obligations, covenants, representations, warranties and indemnities hereunder;

(b) reduce the scope of any of PhotoChannel's obligations, covenants, representations, warranties and indemnities hereunder; or

(c) relieve PhotoChannel from any liability it may otherwise incur under the terms hereof.

10.16 **Remedial Actions.** In the event of a failure of the Site, the Branded System, the System or any Enhancement, Update, Maintenance Update or other software provided hereunder, PhotoChannel shall, at its sole expense, use its best efforts to remedy and rectify said failure. The foregoing shall not release PhotoChannel from any of its obligations under this Agreement nor will it limit any of the rights and remedies available to SAM'S which may arise in contract or at law as a result of any such failure.

10.17 **Indemnity.** PhotoChannel will indemnify and hold SAM'S harmless from and against any action, claim, demand, loss, cost, damage, liability or expense (including attorneys' fees and court costs), regardless of the cause or alleged cause thereof, and regardless of whether such matters are groundless, fraudulent or false, arising out of any actual or alleged, arising from: (i) any breach or alleged breach by it of any warranty set out in this Agreement; (ii) any breach of any of its obligations or covenants contained in this Agreement; (iii) the inaccuracy, incorrectness or untruthfulness of any of its representations contained herein or contained in any document or certificate given in order to carry out the transactions contemplated hereby; (iv) violation of any law, statute, ordinance, governmental administrative order, rule or regulation; and (v) any act, activity or omission of PhotoChannel or any of its employees, representatives or agents.

PhotoChannel shall promptly notify SAM'S of the assertion, filing or service of any lawsuit, claim, demand, action, liability or other matter that is or may be covered by this indemnity, and shall immediately take such action as may be necessary or appropriate to protect the interests of SAM'S, its officers, directors, employees and agents. Any and all counsel selected or provided by PhotoChannel to represent or defend SAM'S or any of its officers, directors, employees or agents shall accept and acknowledge receipt of SAM'S Indemnity Counsel Guidelines, and shall conduct such representation or defense strictly in accordance with such Guidelines. If SAM'S in its sole discretion acting reasonable shall determine that such counsel has not done so, or appears unwilling or unable to do so, SAM'S may replace such counsel with other counsel of SAM'S own choosing. In such event, any and all fees and expenses of SAM'S new counsel, together with any and all expenses or costs incurred on account of the change of counsel, shall be paid or reimbursed by PhotoChannel as part of its indemnity obligation hereunder. SAM'S shall at all times have the right to direct the defense of, and to accept or reject any offer to compromise or settle, any lawsuit, claim, demand or liability asserted against SAM'S or any of its officers, directors, employees or agents. The duties and obligations of Supplier created hereby shall not be affected or limited in any way by SAM'S extension of express or implied warranties to its customers.

Notwithstanding the foregoing, if it is determined in a final, non-appealable judgment by a court of competent jurisdiction that SAM'S is negligent in whole or in part for the incident at issue, SAM'S will pay that portion of the judgment rendered against SAM'S and, upon request from PhotoChannel, will reimburse to PhotoChannel reasonable attorney fees and costs in proportion to the percentage of fault attributed to SAM'S.

ARTICLE 11
SOURCE CODE ESCROW

11.1 **Delivery of Source Code.** Upon execution of this Agreement, PhotoChannel shall enter into a source code escrow agreement with SAM'S substantially in the form attached hereto as Schedule 11.1 (the "**Source Code Escrow Agreement**") and upon so doing (or on such later date as SAM'S may specify in its sole discretion), PhotoChannel shall deliver the Escrow Materials to the Escrow Agent (as such capitalised term is described and/or defined in the Source Code Escrow Agreement). Upon any Update, Maintenance Update, Enhancement and/or other modification being incorporated to the Branded System and/or the PhotoChannel Lab System Software (or upon such later date as SAM'S may specify in its sole discretion), PhotoChannel shall forthwith deliver to the Escrow Agent the Escrow Material relating to said Update, Maintenance Update, Enhancement or other modification. Should SAM'S obtain the Escrow Materials, as same is provided in the Source Code Escrow Agreement, PhotoChannel shall no longer be entitled to receive any fees under the terms of this Agreement. The foregoing shall be in addition to any other rights and remedies which may be available to SAM'S. SAM'S

shall be solely responsible for paying any fees due to the Escrow Agent related to this Section 11.

11.2 **Source Code License.** The Source Code Escrow Agreement shall provide, *inter alia*, that :

(a) upon PhotoChannel being adjudged bankrupt or upon a receiver being appointed for PhotoChannel or upon PhotoChannel ceasing to carry on business, SAM'S shall have the right (but not the obligation) to obtain the Escrow Materials;

(b) should SAM'S elect to obtain the Escrow Materials, PhotoChannel shall grant to SAM'S a perpetual, irrevocable, transferable, non-exclusive, worldwide license to use and modify the Escrow Materials, including without limitation all source code for the Software, and to use and modify object code versions derived from any such source code or derived from the modified source code; and

(c) if SAM'S elects to obtain the Escrow Materials, PhotoChannel shall be entitled to receive a one time license fee of $10.

ARTICLE 12
PERFORMANCE AUDIT

12.1 **Performance Audit.**

(a) SAM'S and/or its designated representative may conduct a performance audit of the Computer Facilities or of any premises and/or facilities where the Branded System is installed and/or operated and/or where any System Content, SAM'S Materials or Confidential Information is stored or processed (including, without limitation, any embodiments thereof), so as to ensure PhotoChannel's compliance with the terms of this Agreement and so as to evaluate PhotoChannel's performance with respect thereto (such inspection and review, a "**Performance Audit**"). PhotoChannel will provide to SAM'S and/or its designated representative all support services and access to facilities reasonably necessary in connection with the Performance Audit at a level at least equal to the level of support services and facilities available to the internal staff of PhotoChannel.

(b) PhotoChannel shall use its best efforts to promptly remedy any default, deficiency or non-compliance with its obligations or covenants hereunder revealed by any Performance Audit.

ARTICLE 13
TERM & TERMINATION

13.1 **Term.** This Agreement shall commence on the date hereinabove set forth and, subject to earlier termination as provided herein, continue in effect for a term of two (2) years from

the System Launch Date (the "**Initial Term**"). This Agreement may be renewed for one (1) year periods (each such period, a "**Renewal Term**") (the Initial Term and any and all Renewal Terms, as the case may be, are collectively referred to herein as the "**Term**").

13.2 **Termination.** A party shall be entitled to terminate this Agreement forthwith if:

(a) the other party makes a general assignment for the benefit of its creditors or a proposal or arrangement under any *Bankruptcy and Insolvency Act* or any successor legislation, if a petition is filed against the other party under any *Bankruptcy and Insolvency Act*, if the other party is declared or adjudicated bankrupt, if a liquidator, trustee in bankruptcy, custodian, receiver, receiver and manager or any other officer with similar powers shall be appointed, either privately or judicially, of or for the other party or if the other party shall commit an act of bankruptcy or propose a compromise, arrangement or otherwise have recourse to any law for the protection of debtors; or

(b) the other party fails to fulfill any of its obligations hereunder and does not cure such failure within thirty (30) days after receiving written notice of such failure.

13.3 **Effect of Termination.**

(a) Upon termination or expiration of this Agreement, PhotoChannel shall immediately return to SAM'S all SAM'S Confidential Information, all SAM'S Materials, all materials relating to the Branded Environment and/or the Site and all System Content and all proprietary information and all materials containing, incorporating and/or embodying any of the foregoing, and upon so doing, PhotoChannel shall provide SAM'S with an officer's certificate attesting that it has fully complied with its obligations under this Paragraph 13.3(a).

(b) With the exception of the licenses contemplated under Section 11.2, upon termination or expiration of this Agreement, all licenses granted hereunder shall forthwith terminate and any use of the subject matter of said licenses shall forthwith cease.

(c) Upon termination or expiration of this Agreement, SAM'S shall immediately return to PhotoChannel all of PhotoChannel's Confidential Information and shall pay any amounts then outstanding which are not disputed by SAM'S.

13.4 **Survival.** The obligations, covenants, representations and/or warranties set forth in Article 8 and Article 10 Section 13.4 and Paragraph 12.1(a) shall survive expiration or termination of this Agreement.

ARTICLE 14
GENERAL MATTERS

14.1 **Project Administration.**

(a) **Project Coordinators.** Each party shall designate the name, address, telephone, fax and e-mail address of a project coordinator (the "**Project Coordinators**"). The Project Coordinator of each party shall be responsible for arranging all meetings, visits and consultations between the parties, and for the transmission and receipt of Statement of Work, Code, Documentation, Enhancements, Updates, Maintenance Updates and any other materials and technical information between the parties under this Agreement. The Project Coordinators shall also be responsible for receiving all notices under this Agreement and for all administrative matters such as invoices, payments and Statement of Work.

The Project Coordinator for SAM'S shall be:

Scott Lemaster
Telephone: (479)277-7837
Fax : (479)277-7657
E-Mail : Scott.Lemaster@samsclub.com

The Project Coordinator for PhotoChannel shall be:

Yasmin Abraham
Telephone: (604) 893-8955
Fax: (604) 893-8966
E-Mail: yabraham@photochannel.com

Each of the above parties may change its respective Project Coordinator by providing written notice to the other.

(b) **Availability.** Each party shall use commercially reasonable efforts to ensure that its Project Coordinator is available Business Days between 7:30 AM CST and 5:30 PM CST and will endeavour to have its Project Coordinator respond as expediently as possible to any communication of the other Project Coordinator.

(c) **Project Meetings.** The Project Coordinators shall liaise between SAM'S and PhotoChannel and shall participate in regular development meetings, project status meetings, project implementation meetings and post implementation meetings (including without limitation any meeting which relates in whole or in part with the operation of the Branded System and any Update, Maintenance Update and/or Enhancement). Such

meetings shall take place within five (5) days of a request for same being made by SAM'S' Project Coordinator.

(d) **Account Manager**. Upon commercial launch of the Site, PhotoChannel shall appoint a dedicated Account Manager to SAM'S at PhotoChannel's sole expense.

14.2 **Non-Exclusivity**. Nothing herein shall be construed to provide PhotoChannel with exclusive rights with respect to the development and/or supply of any of the products and services contemplated hereunder.

14.3 **Public Notices.** No press release or other announcement concerning this transaction shall be made by any of the parties without the prior approval of all such parties, such approval not to be unreasonably withheld. The parties agree that at a minimum a general announcement announcing this Agreement will be made upon execution hereof containing sufficient information to satisfy securities regulatory requirements which may apply to any of the parties hereto.

14.4 **Expenses**. Except as otherwise provided in this Agreement each of the parties hereto will pay its own legal, accounting expenses and other expenses relating to the rendering of professional services.

14.5 **Writing Necessary**. No amendment, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

14.6 **Waiver**. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

14.7 **Notices.**

(a) Any notice or other communication required or permitted to be given hereunder shall be in writing and, if sent by facsimile transmission or delivered by another form of recorded communication, shall be deemed to have been received on the next Business Day following dispatch and acknowledgement of receipt by the recipient's facsimile machine or other form of recorded communication, or if delivered by hand shall be deemed to have been received at the time it is delivered. Notice of change of address shall also be governed by this Paragraph 14.7(a).

(b) Notices shall be addressed to the Project Coordinator of the other party and shall be directed to the following as follows (unless a notice of change of address is provided to the other party in which case all future notices shall be delivered to the address provided in said notice of change of address):

To SAM'S:

Sam's Club
608 SW 8th Street
Bentonville, AR 72716-0745 U.S.A.

Facsimile number (479)277-7431

Attention: Sam's Club General Counsel

To: PhotoChannel

Attn: Chief Financial Officer
#590 – 425 Carrall Street
Vancouver, BC V6B 6E3
Facsimile number (604) 893-8966

14.8 **Time of Essence**. Time shall be of the essence in the performance by PhotoChannel of its obligations under this Agreement.

14.9 **Further Assurances**. The parties hereto agree to promptly do, make, execute, deliver or cause to be done, made, executed or delivered all such further acts, documents and things as the other party hereto may reasonably require for the purpose of giving effect to this Agreement whether before or after the Closing.

14.10 **Assignment**. Neither this Agreement nor any rights or obligations hereunder shall be assignable by any party without the prior written consent of the other party, which consent shall not be unreasonably withheld. Without any limitation to the foregoing, each party shall be permitted to assign all of its rights and obligations hereunder (and shall only be permitted to assign all of its rights and obligations hereunder) to an Affiliate of said party provided it shall remain liable for the performance of its obligations hereunder and for the representations and warranties it provided hereunder.

14.11 **Use of Subcontractors**. SAM'S acknowledges that PhotoChannel may use its authorized representatives (the "**Subcontractors**") to render certain or all the services provided hereunder. PhotoChannel agrees to provide SAM'S with a list of any such Subcontractors for SAM'S prior acceptance thereof, which acceptance shall not be unreasonably withheld. PhotoChannel acknowledges and agrees that it shall require by contract that all Subcontractors comply with terms of this Agreement applicable to their duties, and that PhotoChannel shall be fully liable for the conduct of such Subcontractors (including without limitation any conduct which constitutes a breach of any of its obligations under this Agreement, any tortious or negligent conduct of said Subcontractors or any infringement of any Applicable Law by said Subcontractors) and for the performance of any obligations it delegates.

14.12 **Force Majeure**. No party shall be in default if failure to perform any of its obligations hereunder is caused solely by supervening conditions beyond such party's control, including acts of God, civil commotion, strikes, labor disputes, or governmental demands or requirements not existing at the date of this Agreement.

14.13 **Attornment**. Each party hereby irrevocably attorns to and submits to the jurisdiction of the Courts of Benton County, Arkansas, United States of America with respect to any matter arising hereunder or related hereto and waives, to the fullest extent permitted by

law, the defense of an inconvenient forum to the institution or maintenance of any action in such courts.

14.14 **Counterparts**. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument. Delivery of this Agreement or of any other agreement or instrument contemplated hereby may be made by facsimile transmission. The sender undertakes to deliver promptly to each recipient an original of this Agreement or such other agreements or instrument executed by the sender.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SAM'S CLUB

Per: [signature]
Name: Michael Cheney
Title: Merchandise Director

Per: [signature]
Name: Scott LeMaster
Title: Director, Samsclub.com

Per: [signature]
Name: SCOTT WILLIAMS
Title: VP E-COMMERCE

SAM'S CLUB

Per: [signature]
Name: Seong Ohm
Title: SVP Office/Technology

PHOTOCHANNEL NETWORKS INC.

Per: [signature]
Name: Robert Chisholm
Title: CFO

Per: ______________________
Name:
Title:

law, the defense of an inconvenient forum to the institution or maintenance of any action in such courts.

14.14 **Counterparts**. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument. Delivery of this Agreement or of any other agreement or instrument contemplated hereby may be made by facsimile transmission. The sender undertakes to deliver promptly to each recipient an original of this Agreement or such other agreements or instrument executed by the sender.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SAM'S CLUB

Per: ______________________________
Name:
Title:

PHOTOCHANNEL NETWORKS INC.

Per: ______________________________
Name:
Title:

Per: ______________________________
Name:
Title:

EXHIBIT A

INFORMATION SECURITY

PhotoChannel represents that it currently follows, and shall for so long as it has access to Sam's Club information and data, continue to follow, commercially reasonable practices as a means to prevent any compromise of its information systems, computer networks, or data files ("Systems") by unauthorized users, viruses, or malicious computer programs which could in turn be propagated via computer networks, email, magnetic media or other means to Sam's Club. In the event PhotoChannel's systems housing or processing Sam's Club data are breached or compromised in any way, PhotoChannel shall give the Information Systems Division notice as soon as practicable but in no event later than 48 hours of the incident of the nature and scope of the breach or compromise after PhotoChannel has confirmed that such an incident has occurred.

Following is the contact information for the Information Systems Division:

Gary Aaron

Director of Information Security

Tel. 479-277-5713

E-mail: Gary.Aaron@wal-mart.com

Kerry Kilker

Vice President

Tel. 479-277-5033

E-mail: Kerry.Kilker@wal-mart.com

Marc Rosen

Sr. VP

Tel. 479-277-5322

E-mail: Marc.Rosen@wal-mart.com

Rollin Ford

Exec VP and CIO

479-273-4304

E-mail: Rollin.Ford@wal-mart.com

PhotoChannel shall apply appropriate internal information security practices, including, but not limited to, using appropriate firewall and anti-virus software; maintaining said countermeasures, operating systems, and other applications with up-to-date virus definitions and security patches; installing and operating security mechanisms in the manner in which they were intended sufficient to ensure Sam's Club will not be impacted nor operations disrupted; and permitting only authorized users access to Sam's Club Systems.

PhotoChannel shall use up-to-date anti-virus tools to remove known viruses and malware from any email message or data transmitted to Sam's Club; prevent the transmission of attacks on Sam's Club via the network connections with Sam's Club and prevent unauthorized access to Sam's Club Systems via the PhotoChannel's networks and access codes. Upon written request, but not more than twice per year, Sam's Club may submit a questionnaire to PhotoChannel regarding the PhotoChannel's installation of software patches to those PhotoChannel systems that either store or transmit Member Information. PhotoChannel will complete the questionnaire within thirty days of its receipt and return it to Sam's Club.

In accordance with all applicable U.S. and international privacy laws, PhotoChannel agrees to safeguard confidential, protected, individually identifiable personal information (health, financial, identity) which is received, transmitted, managed, processed, etc. and to require subcontractor or agent to meet these same security agreements. In the event that Sam's Club seeks for PhotoChannel to provide services under this Agreement that would include international data (the "Project"), Sam's Club will make a written request to PhotoChannel related to the Project, specifically identifying the country or countries from which the data will originate, and PhotoChannel will have ten business days to accept or reject the Project.

Subject to reasonable notice, PhotoChannel will provide Wal-Mart's Information Security Audit Team an opportunity to conduct a security audit of PhotoChannel's Systems that are applicable to the services provided to Wal-Mart by the PhotoChannel.

Member Information shall be treated with the highest level of security that PhotoChannel applies to its own secret and highly confidential information. No electronic transmissions of Member Information may occur other than through a secure line and/or in encrypted form.

In addition to giving Sam's Club notice of any systems external breach within 48 hours as required above, PhotoChannel shall within the same period notify Sam's Club of any internal incident which leads to a good faith belief that Member Information's security or privacy and confidentiality obligations may have been compromised by an employee or agent of PhotoChannel or of a subcontractor. PhotoChannel shall secure a similar obligation from any subcontractor to the benefit of Sam's Club. In addition to the requirement of notice, Sam's Club shall be authorized to be kept fully and timely informed of the results of any investigation. This same right as to subcontractors shall be preserved by PhotoChannel to the benefit of Sam's Club.

If PhotoChannel has a Security Policy Manual, PhotoChannel agrees to comply with its security policy manual, as amended from time to time. PhotoChannel agrees that any such amendment will not reduce levels of security for Member Information below those levels set

forth under PhotoChannel's Security Policy Manual. A copy of PhotoChannel's security policy manual can be made available to Sam's Club upon reasonable written request and following execution of PhotoChannel's confidentiality agreement.

PhotoChannel further agrees:

1. All data transmitted from SAM'S to PhotoChannel and from PhotoChannel to SAM'S will be through VPN using SFTP.

2. Information Systems Security and CAB teams must review and approve each segment of data to be transmitted from SAM'S prior to transmission.

3. No Member Information or data that has been provided to PhotoChannel will be stored, transported or kept in any form on a PhotoChannel Laptop or any other mobile device.

4. Storage of Member Information or data that has been provided to PhotoChannel under this Agreement within Excel files at PhotoChannel shall be on File Servers, not Workstations.

5. Should a data breach occur, PhotoChannel will provide an audit trail documenting access to Wal-Mart data by their employees, consultants or contractors.

EXHIBIT B

PCI DATA SECURITY STANDARDS

Adherence to Standards

PhotoChannel shall adhere to all governing law, regulation and the PCI Data Security Standards at all times for the duration of this contract. Unless otherwise specified herein, PhotoChannel shall comply with all applicable sections of the PCI Data Security Standards to ensure the security and confidentiality of Payment Card data.

Responsibilities

PhotoChannel acknowledges that it is solely responsible for the security of Payment Card data while such data is in PhotoChannel's possession or under its control. PhotoChannel shall be solely liable for loss or compromise of Payment Card data while in its possession and for any damage or liability resulting therefrom.

Ownership and Acceptable Uses

Except as may be expressly provided herein, PhotoChannel's receipt of Payment Card data under this agreement shall not create any ownership right or interest in such data in favor of PhotoChannel, and such data shall remain the property of the Member and/or the issuer of the Payment Card.

Payment Card data acquired by PhotoChannel under the terms of this agreement may only be used by PhotoChannel for the purposes expressly described herein [e.g., to complete a Payment Card transaction, to support a loyalty program, or to provide fraud control services] and for such other purposes as may be expressly authorized by Wal-Mart or required by law. In the event PhotoChannel is required by law to use Payment Card data in a manner other than as described herein or expressly authorized by Wal-Mart, it will provide Wal-Mart with advance written notice of any anticipated use PhotoChannel contends is required by law and will provide Wal-Mart reasonable time prior to such use to review and respond to the proposed use of Payment Card data. PhotoChannel will reasonably cooperate with Wal-Mart in any response or objection it may raise to the proposed use.

Business Continuity

PhotoChannel shall maintain adequate business continuity planning and preparation such that, in the event of a major disruption, disaster, or failure, PhotoChannel will continue to provide uninterrupted services to Wal-Mart, as specified in this contract. In addition, in the event of any disruption, disaster, or failure, PhotoChannel will maintain the security and confidentiality of any Payment Card data in its possession under this agreement.

Audit

In the event of any compromise or suspected compromise of Payment Card data in the possession of PhotoChannel under this agreement, PhotoChannel will provide a Payment Card Industry representative, or a Payment Card Industry-approved third party, with full cooperation and access to its facilities, systems, and records for the purpose of conducting a thorough review of PhotoChannel's systems security. Such review will include validation of PhotoChannel's compliance with the Payment Card Industry Data Security Standard for protecting Payment Card data.

Wal-Mart shall have the right to conduct a security review of PhotoChannel's data systems and intended use of any Payment Card data, including but not limited to the state of PhotoChannel's compliance with the Payment Card Industry Data Security Standard for protecting Payment Card data, prior to the transfer of such data and at any other time during the contract term at the discretion of Wal-Mart. PhotoChannel shall reasonably cooperate with Wal-Mart in responding to and complying with such review.

Confidentiality and Termination of Services

PhotoChannel shall maintain the confidentiality and security of all Payment Card data received pursuant to this agreement, and such data shall be used only for the limited purposes authorized herein. PhotoChannel shall limit access to Payment Card data to those employees and representatives with a genuine business need for such access, and PhotoChannel shall ensure that such employees and representatives receive notice of their confidentiality obligations and appropriate training in the handling of such data.

PhotoChannel agrees that it will continue to treat Payment Card data as confidential at all times.

In the event that PhotoChannel concludes that it is under a legal obligation to provide any Payment Card data received under this agreement to a government entity or to any third party, PhotoChannel will immediately inform Wal-Mart of the basis for such conclusion and facts giving rise to such obligation. Before providing any Payment Card data received under this agreement to any government entity or third party, PhotoChannel shall provide Wal-Mart with a reasonable opportunity to evaluate the proposed transfer and to object or otherwise respond to the proposed transfer. PhotoChannel shall reasonably cooperate with Wal-Mart in connection with any objection, motion for protection, or other response to a proposed transfer of such data.

Wal-Mart may mandate a written certification of compliance with PCI Standards in a form acceptable to Wal-Mart.

PhotoChannel agrees that a breach of confidentiality obligation shall constitute a breach of the contract which gives rise to irreparable injury, inadequately compensable in damages.

In the event of a breach or compromise, or reasonably suspected breach or compromise of Payment Card Data, the PhotoChannel agrees to provide Wal-Mart immediate notice of the event and make a comprehensive disclosure of the circumstances, including updates as reasonably requested by Wal-Mart. PhotoChannel agrees to take all reasonably necessary measures to mitigate any harmful effect of any occurrence to Wal-Mart or any of its customers or associates.

Following the termination of this agreement, PhotoChannel will continue to maintain the security of all Payment Card data in its possession and will continue to treat such data as confidential. At the request of Wal-Mart, PhotoChannel shall immediately return or destroy all records containing Payment Card data except to the extent PhotoChannel may be required to maintain such records as a matter or law. Any destruction shall be by method approved by Wal-Mart. PhotoChannel will provide Wal-Mart written notice of its contention that any data must be retained by as a matter of law, with full disclosure of any applicable legal authority. Wal-Mart may require a written certification of compliance with this paragraph in a form acceptable to it.

Survival

Notwithstanding any other provisions herein, the requirements set forth in this Exhibit shall survive the termination of this agreement, whether by expiration or otherwise. Any asserted breach by one party of a provision contained in any other section of this agreement shall not relieve the parties of the obligations and requirements set forth in this Exhibit.